Media Contact:    Stevi Wara
Diamond Resorts International®
Tel: 702.823.7069
media@diamondresorts.com

Investor Contact:     Joshua Hochberg
Sloane and Company
Tel: 212.486.9500
jhochberg@sloanepr.com

Diamond Resorts International, Inc. Reports Record Fourth Quarter and Full Year 2013 Financial Results Provides Guidance for Full Year 2014

February 19, 2014, Las Vegas, NV - Diamond Resorts International, Inc. (NYSE: DRII) (“Diamond” or the “Company”), today announced results for the fourth quarter and full year ended December 31, 2013.

David F. Palmer, President and Chief Executive Officer, stated, “Our business performed strongly this period, as we delivered a record fourth quarter, concluding a record year.  Our results clearly reinforce the advantages of our differentiated business model, which combined with solid execution by our team, led to growth across nearly all the key metrics that define our business.  As we look to 2014, we expect to continue to benefit from the recurring and predictable contractual cash flows and revenue growth associated with our hospitality and management services business and that we will capitalize on the flexibility of our vacation interest business to continue the positive momentum we have seen to date.  We believe we have a unique business model in a highly fragmented and under-penetrated industry and are confident in our ability to continue to deliver strong results in the quarters and years ahead.”

Full Year 2013 Highlights

•	Total revenue increased $206.1 million, or 39.4%, to $729.8 million for 2013 from $523.7 million for 2012.

•
Hospitality and Management Services revenue grew by $22.1 million, or 14.4%, for 2013 compared to 2012. This growth was driven by the full year ownership of Pacific Monarch Resorts (acquired in May 2012), the inclusion of the PMR Services Companies and Island One (both acquired in July 2013), increases in operating costs at the resort level which generated higher same-store management fee revenue, and increases in revenue from our club operations.

•	Vacation Interest sales, net grew by $171.5 million, or 58.5%, for 2013 compared to 2012. This growth was driven by a:

•	14.4% increase in tours to 207,075 from 180,981

•	12.0% increase in transactions to 29,955 from 26,734 (reflecting closing percentages of 14.5% for 2013 and 14.8% for 2012)

•	34.1% increase in average transaction price to $16,771 from $12,510

•
Advertising, sales and marketing expense for 2013 included a non-cash charge of $2.1 million related to stock based compensation. Excluding this charge, advertising, sales and marketing as a percentage of Vacation Interest sales revenue decreased 5.7 percentage points to 50.3%, from 56.0% in 2012. Including this non-cash charge, advertising, sales and marketing as a percentage of Vacation Interest sales revenue was 50.7%. This improvement was primarily due to improved leverage of fixed costs through increased sales efficiencies.

•
Pre-tax income for 2013 and 2012 included non-cash and one-time charges and adjustments of $63.8 million and $12.3 million, respectively. The non-cash items were charges related to stock-based compensation of $40.5 million in 2013 and $3.3 million in 2012, a one-time charge of $5.5 million related to the final settlement of the FLRX Alter Ego suit (“FLRX litigation”) in 2013 (representing the carrying value of our interest in certain Mexican land transferred to the plaintiff), a charge of $6.6 million related to the early extinguishment of debt which was repaid with proceeds from our IPO in July 2013, and a gain on bargain purchase from business combinations of $2.9 million in 2013 and $20.6 million in 2012. In addition, 2013 included a cash charge of $9.0 million related to the early extinguishment of debt and a one-time cash charge of $5.0 million related to the final settlement of the FLRX litigation. In 2012, there was a one-time cash charge of $5.0 million related to the termination of consultants who had been executives of an acquired company (“Executive Termination”). Excluding these items, pre-tax income in 2013 would have been $67.0 million, an increase of $80.0 million from a pre-tax loss of $13.0 million in 2012. Including these items, pre-tax income in 2013 was $3.2 million and the pre-tax loss in 2012 was $0.7 million.

•
Net cash used by operations in 2013 was $5.4 million. This includes a $128.8 million net working capital use from the buildup of receivables, net of repayments. Our receivables are generally monetized through a securitization transaction, or by pledging them under one of our funding facilities. This monetization is shown under “financing activities” on our statement of cash flows. During 2013 we generated $125.2 million of net cash related to the monetization of our receivables portfolio which included $38.5 million as of December 31, 2013 in receivables activity related to the DROT 2013-2 securitization.

•
Adjusted EBITDA for the Company and its Restricted Subsidiaries was $219.0 million for 2013. Adjusted EBITDA for the Company on a consolidated basis was $220.2 million for 2013. Adjusted EBITDA for 2013 included a one-time charge of $10.5 million ($5.0 million of which was cash) related to the final settlement of the FLRX litigation. Adjusted EBITDA for the Company and its Restricted Subsidiaries was $123.3 million for 2012. On a consolidated basis, Adjusted EBITDA was $113.2 million for 2012. Adjusted EBITDA for 2012 included a $5.0 million charge related to the Executive Termination.

•	In 2013 we completed three securitization transactions issuing notes with an aggregate face value of $349.6 million.

Fourth Quarter 2013 Highlights

•	Total revenue increased $60.3 million, or 40.0%, to $210.9 million for 2013 from $150.6 million for 2012.

•
Hospitality and Management Services revenue grew by $6.8 million, or 17.6%, for 2013 compared to 2012. This growth was driven mainly by increased management fees as a result of the inclusion of the managed properties from the Island One and PMR Service Companies acquisitions (completed in July 2013) and increased revenues from our club operations.

•
Vacation Interest sales, net grew by $48.5 million, or 53.6%, in 2013 compared to the same period in 2012. This growth was driven primarily by a 40.8% increase in average transaction price to $18,313 from $13,007.

•
Advertising, sales and marketing as a percentage of Vacation Interest sales revenue decreased 4.0 percentage points to 49.9%, from 53.9% in 2012. This improvement was primarily due to improved leverage of fixed costs through increased sales efficiencies.

•
Pre-tax income for 2013 and 2012 included non-cash and one-time charges of $14.6 million and $5.3 million, respectively. The non-cash items were charges related to stock-based compensation of $2.0 million in 2013 and $3.3 million in 2012, a one-time charge of $5.5 million related to the final settlement of the FLRX litigation in 2013, a charge of $2.2 million related to the early extinguishment of debt, a gain on bargain purchase from business combinations of $0.2 million in 2013 and an adjustment to bargain purchase from business combinations of $2.0 million in 2012. In addition, 2013 included a one-time cash charge of $5.0 million related to the final settlement of the FLRX litigation. Excluding these items, pre-tax income in 2013 would have been $30.7 million, an increase of $38.1 million from pre-tax loss of $7.4 million in 2012. Including these items, pre-tax income in 2013 was $16.1 million and the pre-tax loss in 2012 was $12.7 million.

•
Net cash used in 2013 was $0.4 million. This includes a $44.4 million net working capital use from the buildup of receivables, net of repayments while we generated $60.9 million in cash related to the monetization of our receivables portfolio.

•
Adjusted EBITDA for the Company and its Restricted Subsidiaries was $53.5 million for 2013. Adjusted EBITDA for the Company on a consolidated basis was $55.5 million for 2013. Adjusted EBITDA for 2013 included a one-time charge of $10.5 million ($5.0 million of which was cash) related to the final settlement of the FLRX litigation. Adjusted EBITDA for the Company and its Restricted Subsidiaries was $35.6 million for 2012. On a consolidated basis, Adjusted EBITDA was $35.8 million for 2012.

•	On November 20, 2013, we completed a securitization transaction and issued DROT 2013-2 Class A and B Notes with a face value of $225.0 million.

Full Year Earnings Summary

Hospitality and Management Services

Total management and member services revenue in our Hospitality and Management Services segment increased $16.3 million, or 14.2%, to $131.2 million for the twelve months ended December 31, 2013 from $114.9 million for the twelve months ended December 31, 2012. Management fees increased as a result of full year ownership of Pacific Monarch Resorts, the inclusion of the managed properties from our acquisitions of Island One and the PMR Service Companies (both completed in July 2013) in 2013. We also experienced higher revenue from our club operations due to increased membership dues, higher collection rate and higher club member count in 2013 compared to 2012. We had a total of approximately 200,000 and 170,000 club members as of December 31, 2013 and 2012, respectively. These increases were partially offset by the reduction in commissions earned on fee-for-service management agreements with Island One which were terminated in conjunction with the Island One acquisition on July 24, 2013.

Management and member services expense increased $2.6 million, or 7.3%, to $37.9 million for the twelve months ended December 31, 2013 from $35.3 million for the twelve months ended December 31, 2012. The increase was primarily attributable to higher operating expense associated with higher club member count and higher operating costs at the resorts for which we act as the HOA. The above increases were partially offset by a reduction in the costs incurred under the fee-for-service agreements with Island One that terminated in conjunction with the Island One acquisition and an increase in the absorption of certain expenses by the HOAs that we manage. Management and member services expense as a percentage of management and member services revenue decreased to 28.9% in 2013 from 30.7% in 2012.

Vacation Interest Sales and Financing

Vacation Interest sales, net, increased $171.5 million, or 58.5%, to $464.6 million for the twelve months ended December 31, 2013 from $293.1 million for the twelve months ended December 31, 2012. The increase in Vacation Interest sales, net, was attributable to a $190.7 million increase in Vacation Interest sales revenue, partially offset by a $19.2 million increase in our provision for uncollectible Vacation Interest sales revenue. The $190.7 million increase in Vacation Interest sales revenue in 2013 compared to 2012 was generated by an increase in the number of transactions and a higher average sales price per transaction. During the third and fourth quarter, the Company closed three low performing off-site sales centers, which will enable us to increase sales efficiencies. Our total number of tours increased to 207,075 in 2013 from 180,981 in 2012, primarily due to an increase in the number of tours resulting from the expansion of our lead-generation and marketing programs. We closed a total of 29,955 Vacation Interest sales transactions in 2013, compared to 26,734 transactions in 2012. Our closing percentage (which represents the percentage of Vacation Interest sales transactions closed relative to the total number of tours at our sales centers during the period presented) decreased slightly to 14.5% in 2013 from 14.8% in 2012 as a result of an increase in focus on sales to new customers. Vacation Interest sales price per transaction increased to $16,771 in 2013 from $12,510 in 2012 due principally to a change in our selling strategy which focused on selling larger point packages and the success of the sales and marketing initiatives implemented in furtherance of this strategy.

Sales incentives increased $1.8 million, or 18.8% to $11.1 million for the twelve months ended December 31, 2013 from $9.4 million for the twelve months ended December 31, 2012.  The amount we record as sales incentives is reduced by an estimated breakage amount and, accordingly, the estimated amount of such breakage increases our Vacation Interest sales revenue, net. In 2013, we adjusted sales incentives by $3.2 million relating to the expiration, and expected future expiration, of sales incentives we provided to customers prior to June 30, 2013 as we had more historical data to compute the estimated breakage. Excluding the $3.2 million reduction, sales incentives as a percentage of gross Vacation Interest sales revenue were 2.8% in 2013 compared to 2.9% in 2012.

Provision for uncollectible Vacation Interest sales revenue increased $19.2 million, or 75.5%, to $44.7 million for the twelve months ended December 31, 2013 from $25.5 million for the twelve months ended December 31, 2012, primarily due to the increase in Vacation Interest sales revenue and an increase in the percentage of financed Vacation Interest sales in 2013 as compared to 2012.

Advertising, sales and marketing costs as a percentage of Vacation Interest sales revenue were 50.7% for the twelve months ended December 31, 2013, compared to 56.0% for the twelve months ended December 31, 2012, primarily due to the increase in Vacation Interest sales. Advertising, sales and marketing expense in 2013 included a charge of $2.1 million for stock-based compensation. Without this non-cash charge, advertising, sales and marketing as a percentage of gross Vacation Interest sales revenue would have been 50.3%, a decrease of 5.7 percentage points from the prior year period. The decrease of such costs as a percentage of Vacation Interest sales revenue was primarily due to improved absorption of fixed costs through increased sales efficiencies.

Vacation Interest cost of sales increased $24.5 million, or 76.3%, to $56.7 million for the twelve months ended December 31, 2013 from $32.2 million for the twelve months ended December 31, 2012. Of this increase, $18.7 million was due to an increase in Vacation Interest Sales in 2013 as compared to 2012. The remaining increase was a combination of the impact of the inclusion of the inventory purchased in the Pacific Monarch Resorts acquisition in 2012 and the impact of a smaller pool of low-cost inventory becoming eligible for recovery and capitalization pursuant to our inventory recovery agreements in 2013 as compared to 2012. The inventory purchased in the Pacific Monarch Resorts acquisition reduced the cost of sales in 2012 as the inventory had a lower cost basis than the average cost basis of our then existing inventory. The increase to cost of sales was compounded as a smaller pool of inventory became available for recovery and capitalization pursuant to our inventory recovery agreements in 2013.

General and Administrative Expense

General and administrative expense for the twelve months ended December 31, 2013 and December 31, 2012 included non-cash charges related to stock based compensation of $37.0 million and $3.3 million, respectively. In 2013, there was a one-time charge of $10.5 million ($5.0 million of which was cash) related to the final settlement of the FLRX litigation. In 2012, there was a one-time charge of $5.0 million related to the Executive Termination. Excluding these charges, general and administrative expense would have been $98.4 million in 2013, an increase of $7.7 million, or 8.5%, from $90.7 million in 2012. This increase is primarily due to additional costs incurred in connection with the operation of the Pacific Monarch Resorts for a full year, and the PMR Service Companies and Island One acquisitions. Giving effect to these charges, general and administrative expense as reported was $145.9 million in 2013 and $99.0 million in 2012.

Pre-tax Income/Loss and Net Income / Loss

Pre-tax income for twelve months ended December 31, 2013 and the twelve months ended December 31, 2012 included non-cash and one-time charges and adjustments of $63.8 million and $12.3 million, respectively. The non-cash items were charges related to stock-based compensation of $40.5 million in 2013 and $3.3 million in 2012, a one-time charge of $5.5 million related to the final settlement of the FLRX litigation in 2013 (representing the carrying value of our interest in certain Mexican land transferred to the plaintiff), a charge of $6.6 million related to the early extinguishment of debt which was repaid with proceeds from our IPO in July 2013, and a gain on bargain purchase from business combinations of $2.9 million in 2013 and $20.6 million in 2012. In addition, 2013 included a cash charge of $9.0 million related to the early extinguishment of debt and a one-time cash charge of $5.0 million related to the final settlement of the FLRX litigation. In 2012, there was a one-time cash charge of $5.0 million related to the Executive Termination. Excluding these items, pre-tax income in 2013 would have been $67.0 million, an increase of $80.0 million from a pre-tax loss of $13.0 million in 2012. Including these items, pre-tax income in 2013 was $3.2 million and the pre-tax loss in 2012 was $0.7 million.

Net income for the twelve months ended December 31, 2013 and the twelve months ended December 31, 2012 included the pre-tax charges discussed above. 2013 had a net loss of $2.5 million, which is a decrease of $16.1 million from a net income of $13.6 million in 2012.

Fourth Quarter Earnings Summary

Hospitality and Management Services

Total management and member services revenue in our Hospitality and Management Services segment increased $5.5 million, or 19.0%, to $34.9 million for the three months ended December 31, 2013 from $29.4 million for the three months ended December 31, 2012. Management fees increased as a result of the inclusion of the managed properties from our acquisitions of Island One and the PMR Service Companies (both completed in July 2013) during the period in 2013. We also experienced higher revenue from the clubs due to increased membership dues, higher collection rate and higher club member count during the period in 2013 compared to the period in 2012. These increases were partially offset by the reduction in commissions earned on fee-for-service agreements with Island One which were terminated in conjunction with the Island One acquisition on July 24, 2013.

Management and member services expense increased $0.2 million, or 2.3%, to $9.9 million for the three months ended December 31, 2013 from $9.7 million for the three months ended December 31, 2012. The increase was primarily attributable to higher operating expense associated with higher club member count and higher operating costs at the resorts for which we act as the HOA. The above increases were partially offset by a reduction in the costs incurred under the fee-for-service agreements with Island One that terminated in conjunction with the Island One acquisition and an increase in the absorption of certain resort management expenses to the HOAs that we manage. Management and member services expense as a percentage of management and member services revenue decreased to 28.5% during the period in 2013 from 33.1% during the period in 2012.

Vacation Interest Sales and Financing

Vacation Interest sales, net, increased $48.5 million, or 53.6%, to $138.8 million for the three months ended December 31, 2013 from $90.3 million for the three months ended December 31, 2012. The increase in Vacation Interest sales, net, was attributable to a $54.0 million increase in Vacation Interest sales revenue, partially offset by a $5.6 million increase in our provision for uncollectible Vacation Interest sales revenue. The $54.0 million increase in Vacation Interest sales revenue during the period in 2013 compared to the period in 2012 was generated due to an increase in the number of transactions and a higher average sales price per transaction. During the quarter, the Company closed one low performing off-site sales center, which will enable us to increase sales efficiencies. Our total number of tours increased to 50,104 during the period in 2013 from 50,098 during the period in 2012. We closed a total of 7,926 Vacation Interest sales transactions during the period in 2013, compared to 8,024 transactions during the period in 2012. Our closing percentage (which represents the percentage of Vacation Interest sales transactions closed relative to the total number of sales presentations at our sales centers during the period presented) decreased slightly to 15.8% during the period in 2013 from 16.0% during the period in 2012. Vacation Interest sales price per transaction increased to $18,313 during the period in 2013 from $13,007 during the period in 2012 due principally to a change in our selling strategy to focus on selling larger point packages and the success of the sales and marketing initiatives implemented in furtherance of this strategy.

Sales incentives increased $1.2 million, or 28.9% to $5.2 million for the three months ended December 31, 2013 from $4.0 million for the three months ended December 31, 2012.  Sales incentives as a percentage of gross Vacation Interest sales revenue were 3.4% for the period in 2013 compared to 4.0% for the period in 2012.

Provision for uncollectible Vacation Interest sales revenue increased $5.6 million, or 59.5%, to $14.9 million during the period in 2013 from $9.4 million during the period in 2012, primarily due to the increase in Vacation Interest sales revenue and an increase in the percentage of financed Vacation Interest sales during the period in 2013 as compared to the period in 2012.

Advertising, sales and marketing costs as a percentage of Vacation Interest sales revenue were 49.9% for the three months ended December 31, 2013, compared to 53.9% for the three months ended December 31, 2012. The decrease of such costs as a percentage of Vacation Interest sales revenue was primarily due to improved absorption of fixed costs through increased sales efficiencies.

Vacation Interest cost of sales decreased $3.7 million, to $11.2 million for the three months ended December 31, 2013 from $15.0 million for the three months ended December 31, 2012. Of this change, $3.6 million was an increase related to the increase in Vacation Interest Sales during the period in 2013 as compared to the period in 2012. The $3.6 million increase was offset by a $7.3 million decrease due to a larger pool of low-cost inventory becoming eligible for recovery and capitalization pursuant to our inventory recovery agreements during the period in 2013 as compared to the period in 2012.

General and Administrative Expense

General and administrative expense for the three months ended December 31, 2013 and the three months ended December 31, 2012 included a non-cash charge related to stock based compensation of $1.7 million and $3.3 million, respectively. During the period for 2013, there was a one-time charge of $10.5 million ($5.0 million of which was cash) related to the final settlement of the FLRX litigation. Excluding these charges, general and administrative expense would have increased $3.4 million, or 13.7%, to $28.2 million during the period in 2013 from $24.8 million during the period in 2012. This increase is primarily due to additional costs incurred in connection with the PMR Service Companies and Island One acquisitions completed in the third quarter of 2013. Giving effect to these charges, general and administrative expense as reported was $40.3 million during the period in 2013 and $28.1 million during the period in 2012.

Pre-tax Income/Loss and Net Income / Loss

The pre-tax income for the three months ended December 31, 2013 and the three months ended December 31, 2012 included non-cash and one-time charges of $14.6 million and $5.3 million, respectively. The non-cash items were charges related to stock-based compensation of $2.0 million in 2013 and $3.3 million in 2012, a one-time charge of $5.5 million related to the final settlement of the FLRX litigation in 2013, a charge of $2.2 million related to the early extinguishment of debt, a gain on bargain purchase from business combinations of $0.2 million in 2013 and an adjustment to bargain purchase from business combinations of $2.0 million in 2012. In addition, 2013 included a one-time cash charge of $5.0 million related to the final settlement of the FLRX litigation. Excluding these items, pre-tax income in 2013 would have been $30.7 million, an increase of $38.1 million from pre-tax loss of $7.4 million in 2012. Including these items, pre-tax income in 2013 was $16.1 million and the pre-tax loss in 2012 was $12.7 million.

Net income for the three months ended December 31, 2013 and the three months ended December 31, 2012 included the pre-tax charges discussed above. Net income increased $15.3 million to $3.6 million during the period for 2013 from a net loss of $11.7 million during the period in 2012.

Capital Resources and Liquidity

As of December 31, 2013, we had cash and cash equivalents of $35.9 million, corporate indebtedness of $377.7 million and non-recourse debt of $411.3 million. Our cash used in operating activities was $5.4 million, reflecting $128.8 million net working capital use from the buildup of receivables, net of repayments. Our receivables are generally monetized through a securitization transaction, or by pledging them under one of our funding facilities. This monetization is shown under “financing activities” on our statement of cash flows. During 2013 we generated $125.2 million of net cash related to the monetization of our receivables portfolio which included $38.5 million as of December 31, 2013 in receivables activity related to the DROT 2013-2 securitization. Capital expenditures for the year ended December 31, 2013 were $15.2 million, an increase of $0.9 million from $14.3 million for the year ended December 31, 2012. Cash expenditures for the July 2013 acquisition of the PMR Service Companies were $47.4 million.

The indenture governing our 12% senior secured notes due 2018 includes covenants which are determined by reference to the Adjusted EBITDA of Diamond and its “restricted subsidiaries.” Adjusted EBITDA, as defined in the indenture, was $220.2 million for the year ended December 31, 2013. This includes a one-time charge of $10.5 million ($5.0 million of which was cash) related to the final settlement of the FLRX litigation.

Outlook

For the full year ending December 31, 2014, the Company is providing the following guidance for its expected operating results:

	Year Ending December 31, 2014
($ in thousands)	Low	High
Pre-tax income	$65,000	$92,500
Corporate interest expense	$56,500	$54,500
Vacation interest cost of sales(a)	$79,500	$69,500
Depreciation and amortization	$32,000	$30,000
Other non-cash items(b)	$22,000	$18,500

For the year ending December 31, 2014, the Company anticipates cash expenditures for the acquisition of inventory, excluding inventory from acquisitions, to be between $30.0 million and $35.0 million. In addition, the company anticipates capital expenditures(c) to be between $18.0 million and $20.0 million.

(a)
In accordance with ASC 978, the Company records Vacation Interest Cost of Sales using the relative sales value method (See Note 2 - Summary of Significant Accounting Policies in the Annual Report on Form 10-K for the year ended December 31, 2012 of Diamond Resorts Corporation). This method requires the Company to make a number of projections and estimates, which are subject to significant uncertainty and retroactive adjustment in the future periods.

These "true-up" adjustments may result, and for the Company have resulted in prior periods, in major swings (both positive and negative) in the Company's pre-tax income computed in accordance with US GAAP that do not have a direct correlation to the operating performance for the periods in which the "true-ups" are made. It is difficult to predict with any degree of precision what the projections and estimates used in connection with the relative sales value method will be and what impact those projections and estimates will have on the amount recorded in future periods as Vacation Interest Cost of Sales. As a result, guidance for Vacation Interest Cost of Sales (and as a result, pre-tax income) covers a wide range of outcomes.

(b)	Other non-cash items include: stock based compensation, amortization of loan origination costs, and amortization of net portfolio discounts and premiums.

(c)
Principally for IT infrastructure and sales center expansion/refurbishment. This does not include expenditures for the acquisition of inventory, or resort-level capital improvements which are paid by the homeowners associations.

Year End 2014 Earnings Call

The company will be conducting a conference call to discuss the full year and fourth quarter financial results at 5:00 p.m. Eastern Time on February 19, 2014, available via webcast on the Company's website at http://investors.diamondresorts.com/phoenix.zhtml?p=irol-eventDetails&c=251836&eventID=5098362. A webcast replay will become available within 2 hours of the call and will run for approximately one year on the Company’s website. Alternatively, participants may call into (866) 562-5561 from the United States, or (706) 679-1894 from outside the U.S. with conference ID 81171106; please dial in fifteen minutes early to ensure a timely start. A call replay will be available from 8:00 p.m. Eastern Time on February 19, 2014 through February 26, 2014 and can be accessed by dialing (800) 585-8367 with conference ID 81171106.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including the guidance for expected operating results presented under “Outlook” above and other statements regarding the current expectations of Diamond Resorts International, Inc. (the “Company”) about its prospects and opportunities. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “could,” “forecast,” “believe,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company's actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with the Company's affiliates and other third parties, including termination of the Company's hospitality management contracts; the Company's ability to maintain an optimal inventory of vacation ownership interests for sale; the Company's ability to sell, securitize or borrow against its consumer loans; decreased demand from prospective purchasers of Vacation Interests; adverse events or trends in vacation destinations and regions where the resorts in our network are located; changes in the Company's senior management; the Company's ability to comply with regulations applicable to the vacation ownership industry; the effects of the Company's indebtedness and its compliance with the terms thereof; the Company's ability to successfully implement its growth strategy; and the Company's ability to compete effectively. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

About Diamond Resorts International®

Diamond Resorts International®, with its network of 306 vacation destinations located in 33 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australia and Africa provides guests with choices and flexibility as they design their dream vacation, whether they're traveling an hour away or around the world. Our hassle-free, relaxing vacations give guests a truly memorable experience every time, for a lifetime.

Diamond Resorts International® owns, operates and manages vacation ownership resorts and, through resort and partner affiliation agreements, provides members and owners with access to 92 managed resorts, 162 affiliated resorts, 48 affiliated hotels and four cruise itineraries through THE Club® at Diamond Resorts International®. To learn more, visit Diamondresorts.com.

Basis of Presentation

On July 24, 2013, Diamond closed the initial public offering (“IPO”) of its common stock.   Prior to the consummation of the initial public offering, Diamond was a newly-formed Delaware corporation that had not conducted any activities other than those incident to its formation and other actions in connection with the IPO.  Diamond was formed for the purpose of changing the organizational structure of Diamond Resorts Parent, LLC (“DRP”) from a limited liability company to a corporation. Immediately prior to the consummation of the IPO, DRP was the sole stockholder of Diamond.  In connection with, and immediately prior to the completion of the IPO, various reorganization transactions were effected ultimately with DRP merging with and into Diamond. See “Organizational Structure-Reorganization Transactions” in the Registration Statement on Form S-1 filed by Diamond with the Securities and Exchange Commission for additional information concerning these reorganization transactions.  References in this press release to “Diamond,” “the Company,” ”DRII,” “we,” “us” and “our,” refer to Diamond Resorts International, Inc. and its subsidiaries, after giving effect to those reorganization transactions, and our consolidated financial statements and other historical financial data included in this press release for periods prior to July 24, 2013 are those of DRP and its subsidiaries after giving effect to the reorganization transactions.

Reconciliation of GAAP to Non-GAAP Measures

We believe supplementing our consolidated financial statements presented in accordance with U.S. GAAP with non-U.S. GAAP measures provides investors with useful information regarding our liquidity and short-term and long-term trends.

We define Adjusted EBITDA as our net income (loss), plus: (i) corporate interest expense; (ii) provision (benefit) for income taxes; (iii) depreciation and amortization; (iv) Vacation Interest cost of sales; (v) loss on extinguishment of debt; (vi) impairments and other non-cash write-offs; (vii) loss on the disposal of assets; (viii) amortization of loan origination costs; (ix) amortization of net portfolio premiums; and (x) stock-based compensation; less (a) gain on the disposal of assets; (b) gain on bargain purchase from business combination; and (c) amortization of net portfolio discounts. Adjusted EBITDA is a non-U.S. GAAP financial measure and should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income (loss), operating income (loss) or any other measure of financial performance, in each case calculated and presented in accordance with U.S. GAAP. Additional information regarding our calculation of Adjusted EBITDA is provided below.

We present Adjusted EBITDA primarily because, as indicated above, the indenture governing our 12% senior secured notes due 2018 includes covenants which are determined by reference to the Adjusted EBITDA of the Company and its “restricted subsidiaries,” and other of our debt-related agreements include covenants that are determined by reference to Adjusted EBITDA. As a result, we believe that supplementing our consolidated financial statements presented in accordance with US GAAP with this non-GAAP measure provides investors with useful information with respect to our liquidity.
In addition to its application under the Indenture for our senior secured notes, our management uses Adjusted EBITDA: (i) for planning purposes, including the preparation of our annual operating budget; (ii) to allocate resources to enhance the financial performance of our business; (iii) to evaluate the effectiveness of our business strategies and (iv) as a factor for determining compensation for personnel employed by the Company.

We understand that, although measures similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, it has limitations as an analytical tool, including:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or Vacation Interest inventory;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•	Adjusted EBITDA does not reflect interest expense for our corporate indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced, and Adjusted EBITDA does not reflect any cash requirements for these replacements;

•
we make expenditures to replenish Vacation Interests inventory (principally pursuant to our inventory recovery agreements and in connection with our strategic acquisitions), and Adjusted EBITDA does not reflect our cash requirements for these expenditures or certain costs of carrying such inventory (which are capitalized); and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following tables present Adjusted EBITDA for us and our restricted subsidiaries, as calculated in accordance with, and for purposes of covenants contained in, the Notes Indenture, reconciled to each of (i) our net cash provided by (used in) operating activities and (ii) our net income (loss) for the periods presented.

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	($ in thousands)		($ in thousands)
Net cash provided by (used in) operating activities	$367	$(739)	$(5,410)	$24,600
Provision (benefit) for income taxes	12,554	(957)	5,777	(14,310)
Provision for uncollectible Vacation Interest sales revenue(a)	(14,939)	(9,364)	(44,670)	(25,457)
Amortization of capitalized financing costs and original issue discounts(a)	(1,472)	(1,551)	(7,079)	(6,293)
Deferred income taxes(b)	(11,304)	(602)	(3,264)	13,010
Loss on foreign currency (c)	(30)	(211)	(245)	(113)
Gain on mortgage purchase(a)	40	1	111	27
Unrealized gain on derivative instruments(d)	657	—	—	—
Unrealized loss on post-retirement benefit plan(e)	(113)	—	(887)	—
Corporate interest expense(f)	14,105	21,704	72,215	77,422
Change in operating assets and liabilities excluding acquisitions(g)	44,392	12,539	146,922	12,183
Vacation interest cost of sales(h)	11,244	14,975	56,695	32,150
Adjusted EBITDA - Consolidated	55,501	35,795	220,165	113,219
Less: Adjusted EBITDA - Unrestricted Subsidiaries(i)	9,308	5,624	30,238	8,957
Plus: Intercompany elimination(j)	7,339	5,472	29,095	19,058
Adjusted EBITDA - Diamond Resorts International, Inc. and Restricted Subsidiaries	$53,532	$35,643	$219,022	$123,320

(a)	Represents non-cash charge or gain.

(b)
Represents the deferred income tax liability arising from the difference between the treatment for financial reporting purposes as compared to income tax return purposes, primarily related to the Island One Acquisition and the PMR Service Companies Acquisition in 2013 and the PMR Acquisition in 2012.

(c)
Represents net realized losses on foreign exchange transactions settled at unfavorable exchange rates and unrealized net losses resulting from the devaluation of foreign currency-denominated assets and liabilities.

(d)	Represents the effects of the changes in mark-to-market valuations of derivative liabilities.

(e)	Represents unrealized losses on our post-retirement benefit plan related to a collective labor agreement entered into with the employees of our two resorts in St. Maarten.

(f)	Represents corporate interest expense; does not include interest expense related to non-recourse indebtedness incurred by our special-purpose subsidiaries that is secured by our VOI consumer loans.

(g)
Represents the net change in operating assets and liabilities excluding acquisitions, as computed directly from the statements of cash flows. Vacation Interest cost of sales is included in the net changes in unsold Vacation Interests, net, as presented in the statements of cash flows.

(h)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, "Real-estate Time-Sharing Activities," which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(i)	Represents the Adjusted EBITDA of unrestricted subsidiaries as defined in, and calculated in accordance with, the Notes Indenture.

(j)
Represents the elimination of revenues and expenses related to agreements entered into between our restricted and unrestricted subsidiaries. The agreements include service agreements for sales and marketing management (terminated on July 24, 2013), resort management, reservation services and portfolio management, whereby certain restricted subsidiaries operate these functions on behalf of the unrestricted subsidiaries for a fee. In addition to these service agreements, we have also entered into intercompany sales agreements, whereby certain restricted subsidiaries purchase unsold Vacation Interests from unrestricted subsidiaries.

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	($ in thousands)		($ in thousands)
Net income (loss)	$3,573	$(11,748)	$(2,525)	$13,643
Plus: Corporate interest expense(a)	14,105	21,704	72,215	77,422
Provision (benefit) for income taxes	12,554	(957)	5,777	(14,310)
Depreciation and amortization(b)	8,273	5,478	28,185	18,857
Vacation Interest cost of sales(c)	11,244	14,975	56,695	32,150
Loss on extinguishment of debt(c)	2,221	—	15,604	—
Impairments and other non-cash write-offs(b)	308	619	1,587	1,009
Gain on the disposal of assets(b)	(309)	(387)	(982)	(605)
(Gain) adjustment on bargain purchase from business combinations(d)	(153)	2,024	(2,879)	(20,610)
Amortization of loan origination costs(b)	1,543	904	5,419	3,295
Amortization of net portfolio premium (discounts)(b)	104	(138)	536	(953)
Stock-based compensation(e)	2,038	3,321	40,533	3,321
Adjusted EBITDA - Consolidated	55,501	35,795	220,165	113,219
Less: Adjusted EBITDA - Unrestricted Subsidiaries(f)	9,308	5,624	30,238	8,957
Plus: Adjusted EBITDA - Intercompany elimination(g)	7,339	5,472	29,095	19,058
Adjusted EBITDA - Diamond Resorts International, Inc. and Restricted Subsidiaries	$53,532	$35,643	$219,022	$123,320

(a)	Corporate interest expense does not include interest expense related to non-recourse indebtedness incurred by our special-purpose vehicles that is secured by our VOI consumer loans.

(b)	These items represent non-cash charges/gains.

(c)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(d)
Represents the amount by which the fair value of the assets acquired net of the liabilities assumed in the PMR Service Companies Acquisition and the PMR Acquisition exceeded the respective purchase prices in 2013 and 2012, respectively.

(e)	Represents the non-cash charge related to stock-based compensation due to stock options exercisable for approximately 6.6 million shares of common stock we issued in connection with the IPO.

(f)	Represents the Adjusted EBITDA of unrestricted subsidiaries as defined in, and calculated in accordance with, the Notes Indenture.

(g)
Represents the elimination of revenues and expenses related to agreements entered into between our restricted and unrestricted subsidiaries. The significant agreements include service agreements for sales and marketing management, resort management, reservation services and portfolio management, whereby certain restricted subsidiaries operate these functions on behalf of the unrestricted subsidiaries for a fee. In addition to these service agreements, we have also entered into intercompany sales agreements, whereby certain restricted subsidiaries purchase unsold Vacation Interests from unrestricted subsidiaries.

The following tables present a reconciliation of (i) advertising, sales and marketing expense as reported to advertising, sales and marketing expense after excluding certain non-cash items; (ii) general and administrative expense as reported to general and administrative expense after excluding certain non-cash and one-time items; and (iii) income (loss) before provision (benefit) for income taxes to income (loss) before provision (benefit) for income taxes after excluding certain non-cash items for the periods presented below. We exclude these non-cash items because management excludes them from its forecasts and evaluation of our operational performance and because we believe that the GAAP measures including these items are not indicative of our core operating results.

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	($ in thousands)		($ in thousands)
Advertising, sales and marketing expense	$76,783	$53,774	$258,451	$178,365
Stock-based compensation	(155)	—	(2,104)	—
Advertising, sales and marketing expense excluding stock-based compensation	$76,628	$53,774	$256,347	$178,365

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	($ in thousands)		($ in thousands)
General and administrative expense	$40,313	$28,078	$145,925	$99,015
Stock-based compensation	(1,655)	(3,321)	(37,044)	(3,321)
Final settlement for the FLRX litigation	(10,500)	—	(10,500)	—
Executive Termination	—	—	—	(5,000)
General and administrative expense after excluding certain non-cash items	$28,158	$24,757	$98,381	$90,694

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	($ in thousands)		($ in thousands)
Income (loss) before provision (benefit) for income taxes	$16,127	$(12,705)	$3,252	$(667)
Plus: Non-cash charge from stock-based compensation	2,038	3,321	40,533	3,321
Non-cash charge from early extinguishment of debt	2,221	—	6,570	—
Non-cash charge from final settlement related to the FLRX litigation	5,500	—	5,500	—
Cash charge from early extinguishment of debt	—	—	9,034
Cash charge from final settlement related to the FLRX litigation	5,000	—	5,000	—
Cash charge related to the Executive Termination	—	—	—	5,000
(Gain on) adjustment to bargain purchase	(153)	2,024	(2,879)	(20,610)
Income (loss) before provision (benefit) for income taxes after excluding certain items	$30,733	$(7,360)	$67,010	$(12,956)

To properly and prudently evaluate our business, we encourage you to review our U.S. GAAP consolidated financial statements included in this press release, and not to rely on any single financial measure to evaluate our business. The non-U.S. GAAP financial measures included in this press release should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income (loss), operating income (loss) or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP.

Segment Reporting

The Company presents its results of operations in two segments: (i) Hospitality and Management Services, which includes operations related to the management of resort properties and the Collections, revenue from club operations and the provision of other services; and (ii) Vacation Interest Sales and Financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales. While certain line items reflected on the statement of operations and comprehensive income (loss) fall completely into one of these business segments, other line items relate to revenues or expenses which are applicable to more than one segment. For line items that are applicable to more than one segment, revenues or expenses are allocated by management, which involves significant estimates. Certain expense items (principally corporate interest expense and depreciation and amortization) are not, in management's view, allocable to either of these business segments as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these business segments because, historically, management has not allocated these expenses for purposes of evaluating the Company's different operational divisions. Accordingly, these expenses are presented under Corporate and Other.

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS BY BUSINESS SEGMENT
For the Quarters Ended December 31, 2013 and 2012
(In thousands)

	Quarter Ended December 31, 2013				Quarter Ended December 31, 2012
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$34,934	$—	$—	$34,934	$29,363	$—	$—	$29,363
Consolidated resort operations	9,047	—	—	9,047	8,234	—	—	8,234
Vacation Interest sales, net of provision of $0, $14,939, $0, $14,939, $0, $9,364, $0 and $9,364, respectively	—	138,798	—	138,798	—	90,334	—	90,334
Interest	—	15,580	305	15,885	—	13,754	398	14,152
Other	1,137	11,060	—	12,197	760	7,719	—	8,479
Total revenues	45,118	165,438	305	210,861	38,357	111,807	398	150,562
Costs and Expenses:
Management and member services	9,955	—	—	9,955	9,733	—	—	9,733
Consolidated resort operations	8,164	—	—	8,164	7,691	—	—	7,691
Vacation Interest cost of sales	—	11,244	—	11,244	—	14,975	—	14,975
Advertising, sales and marketing	—	76,783	—	76,783	—	53,774	—	53,774
Vacation Interest carrying cost, net	—	12,206	—	12,206	—	9,689	—	9,689
Loan portfolio	329	1,747	—	2,076	227	2,079	—	2,306
Other operating	—	5,588	—	5,588	—	3,088	—	3,088
General and administrative	—	—	40,313	40,313	—	—	28,078	28,078
Depreciation and amortization	—	—	8,273	8,273	—	—	5,478	5,478
Interest	—	3,960	14,105	18,065	—	4,495	21,704	26,199
Loss on extinguishment of debt	—	—	2,221	2,221	—	—	—	—
Impairments and other write-offs	—	—	308	308	—	—	619	619
Gain on disposal of assets	—	—	(309)	(309)	—	—	(387)	(387)
(Gain) adjustment on bargain purchase from business combinations	—	—	(153)	(153)	—	—	2,024	2,024
Total costs and expenses	18,448	111,528	64,758	194,734	17,651	88,100	57,516	163,267
Income (loss) before provision (benefit) for income taxes	26,670	53,910	(64,453)	16,127	20,706	23,707	(57,118)	(12,705)
Provision (benefit) for income taxes	—	—	12,554	12,554	—	—	(957)	(957)
Net income (loss)	$26,670	$53,910	$(77,007)	$3,573	$20,706	$23,707	$(56,161)	$(11,748)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS BY BUSINESS SEGMENT
For the Years Ended December 31, 2013 and 2012
(In thousands)

	Year Ended December 31, 2013				Year Ended December 31, 2012
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$131,238	$—	$—	$131,238	$114,937	$—	$—	$114,937
Consolidated resort operations	35,512	—	—	35,512	33,756	—	—	33,756
Vacation Interest sales, net of provision of $0, $44,670, $0, $44,670, $0, $25,457, $0 and $25,457, respectively	—	464,613	—	464,613	—	293,098	—	293,098
Interest	—	55,601	1,443	57,044	—	51,769	1,437	53,206
Other	8,673	32,708	—	41,381	4,595	24,076	—	28,671
Total revenues	175,423	552,922	1,443	729,788	153,288	368,943	1,437	523,668
Costs and Expenses:
Management and member services	37,907	—	—	37,907	35,330	—	—	35,330
Consolidated resort operations	34,333	—	—	34,333	30,311	—	—	30,311
Vacation Interest cost of sales	—	56,695	—	56,695	—	32,150	—	32,150
Advertising, sales and marketing	—	258,451	—	258,451	—	178,365	—	178,365
Vacation Interest carrying cost, net	—	41,347	—	41,347	—	36,363	—	36,363
Loan portfolio	1,111	8,520	—	9,631	858	8,628	—	9,486
Other operating	—	12,106	—	12,106	—	8,507	—	8,507
General and administrative	—	—	145,925	145,925	—	—	99,015	99,015
Depreciation and amortization	—	—	28,185	28,185	—	—	18,857	18,857
Interest	—	16,411	72,215	88,626	—	18,735	77,422	96,157
Loss on extinguishment of debt	—	—	15,604	15,604	—	—	—	—
Impairments and other write-offs	—	—	1,587	1,587	—	—	1,009	1,009
Gain on disposal of assets	—	—	(982)	(982)	—	—	(605)	(605)
Gain on bargain purchase from business combinations	—	—	(2,879)	(2,879)	—	—	(20,610)	(20,610)
Total costs and expenses	73,351	393,530	259,655	726,536	66,499	282,748	175,088	524,335
Income (loss) before provision (benefit) for income taxes	102,072	159,392	(258,212)	3,252	86,789	86,195	(173,651)	(667)
Provision (benefit) for income taxes	—	—	5,777	5,777	—	—	(14,310)	(14,310)
Net income (loss)	$102,072	$159,392	$(263,989)	$(2,525)	$86,789	$86,195	$(159,341)	$13,643

Consolidating Financial Statements - Restricted and Unrestricted Subsidiaries

The following consolidating financial statements present the financial position, results of operations, and statements of cash flow for (1) those subsidiaries of the Company which have been designated "Unrestricted Subsidiaries" for purposes of the Senior Secured Note Indenture; and (2) the Company and all of its other subsidiaries. As of December 31, 2013 and December 31, 2012, the Unrestricted Subsidiaries were FLRX Inc. and its subsidiaries, ILX Acquisition Inc. and its subsidiaries, Tempus Acquisition, LLC and its subsidiaries, DPM Acquisition, LLC and its subsidiaries and Aegean Blue Holdings Plc and its subsidiaries.

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Quarters Ended December 31, 2013 and 2012
(In thousands)
(Unaudited)

	Quarter Ended December 31, 2013				Quarter Ended December 31, 2012
	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total

Revenues:
Management and member services	$33,597	$6,160	$(4,823)	$34,934	$29,166	$3,859	$(3,662)	$29,363
Consolidated resort operations	8,191	856	—	9,047	6,922	1,312	—	8,234
Vacation Interest sales, net of provision (adjustment) of $14,307, $632, $0, $14,939, $9,807, $(443), $0 and $9,364, respectively	128,337	10,461	—	138,798	80,714	9,620	—	90,334
Interest	15,267	618	—	15,885	11,061	3,091	—	14,152
Other	12,973	12,032	(12,808)	12,197	8,885	9,679	(10,085)	8,479
Total revenues	198,365	30,127	(17,631)	210,861	136,748	27,561	(13,747)	150,562
Costs and Expenses:
Management and member services	10,890	2,834	(3,769)	9,955	10,489	2,775	(3,531)	9,733
Consolidated resort operations	7,697	467	—	8,164	6,417	1,274	—	7,691
Vacation Interest cost of sales	12,300	(1,056)	—	11,244	14,043	932	—	14,975
Advertising, sales and marketing	71,971	5,852	(1,040)	76,783	49,833	4,906	(965)	53,774
Vacation Interest carrying cost, net	8,835	4,321	(950)	12,206	7,208	3,135	(654)	9,689
Loan portfolio	2,050	464	(438)	2,076	2,279	893	(866)	2,306
Other operating	6,019	3,664	(4,095)	5,588	3,376	1,971	(2,259)	3,088
General and administrative	37,285	3,028	—	40,313	22,401	5,677	—	28,078
Depreciation and amortization	4,088	4,185	—	8,273	2,438	3,040	—	5,478
Interest	13,015	5,050	—	18,065	16,858	9,341	—	26,199
Loss on extinguishment of debt	2,221	—	—	2,221	—	—	—	—
Impairments and other write-offs	308	—	—	308	619	—	—	619
(Gain) loss on disposal of assets	(309)	—	—	(309)	(418)	31	—	(387)
(Gain) adjustment on bargain purchase from business combinations	—	(153)	—	(153)	—	2,024	—	2,024
Total costs and expenses	176,370	28,656	(10,292)	194,734	135,543	35,999	(8,275)	163,267
Income (loss) before provision (benefit) for income taxes	21,995	1,471	(7,339)	16,127	1,205	(8,438)	(5,472)	(12,705)
Provision (benefit) for income taxes	11,718	836	—	12,554	(1,615)	658	—	(957)
Net income (loss)	$10,277	$635	$(7,339)	$3,573	$2,820	$(9,096)	$(5,472)	$(11,748)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2013 and 2012
(In thousands)
(Unaudited)

	Year Ended December 31, 2013				Year Ended December 31, 2012
	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total

Revenues:
Management and member services	$126,768	$22,206	$(17,736)	$131,238	$114,189	$13,032	$(12,284)	$114,937
Consolidated resort operations	30,476	5,036	—	35,512	28,352	5,404	—	33,756
Vacation Interest sales, net of provision (adjustment) of $43,237, $1,433, $0, $44,670, $27,080, $(1,623), $0 and $25,457, respectively	429,981	34,632	—	464,613	270,490	22,608	—	293,098
Interest	50,096	6,948	—	57,044	39,914	13,292	—	53,206
Other	45,857	45,299	(49,775)	41,381	32,542	28,053	(31,924)	28,671
Total revenues	683,178	114,121	(67,511)	729,788	485,487	82,389	(44,208)	523,668
Costs and Expenses:
Management and member services	41,175	10,904	(14,172)	37,907	36,884	8,723	(10,277)	35,330
Consolidated resort operations	29,863	4,470	—	34,333	25,366	4,945	—	30,311
Vacation Interest cost of sales	55,439	1,256	—	56,695	30,292	1,858	—	32,150
Advertising, sales and marketing	239,367	22,586	(3,502)	258,451	168,905	11,413	(1,953)	178,365
Vacation Interest carrying cost, net	31,010	14,393	(4,056)	41,347	30,083	8,843	(2,563)	36,363
Loan portfolio	9,486	2,660	(2,515)	9,631	9,239	3,036	(2,789)	9,486
Other operating	14,721	11,556	(14,171)	12,106	10,685	5,390	(7,568)	8,507
General and administrative	131,369	14,556	—	145,925	74,324	24,691	—	99,015
Depreciation and amortization	13,286	14,899	—	28,185	9,231	9,626	—	18,857
Interest	60,999	27,627	—	88,626	67,392	28,765	—	96,157
Loss on extinguishment of debt	10,664	4,940	—	15,604	—	—	—	—
Impairments and other write-offs	387	1,200	—	1,587	1,009	—	—	1,009
(Gain) loss on disposal of assets	(983)	1	—	(982)	(636)	31	—	(605)
Gain on bargain purchase from business combinations	—	(2,879)	—	(2,879)	—	(20,610)	—	(20,610)
Total costs and expenses	636,783	128,169	(38,416)	726,536	462,774	86,711	(25,150)	524,335
Income (loss) before provision (benefit) for income taxes	46,395	(14,048)	(29,095)	3,252	22,713	(4,322)	(19,058)	(667)
Provision (benefit) for income taxes	4,772	1,005	—	5,777	(1,406)	(12,904)	—	(14,310)
Net income (loss)	$41,623	$(15,053)	$(29,095)	$(2,525)	$24,119	$8,582	$(19,058)	$13,643

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEETS
As of December 31, 2013 and December 31, 2012
(In thousands, except share data)
(Unaudited)
	December 31, 2013				December 31, 2012
	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Assets:
Cash and cash equivalents	$26,678	$9,266	$—	$35,944	$16,963	$4,098	$—	$21,061
Cash in escrow and restricted cash	90,363	1,868	—	92,231	40,785	1,526	—	42,311
Mortgages and contracts receivable, net of allowance of $98,549, $7,041, $0, $105,590, $61,067, $22,717, $0, and $83,784, respectively	388,538	16,915	1	405,454	266,303	46,633	(4)	312,932
Due from related parties, net	261,422	11,463	(226,623)	46,262	45,428	4,510	(26,943)	22,995
Other receivables, net	50,422	4,166	—	54,588	40,292	5,757	—	46,049
Income tax receivable	25	16,706	(16,706)	25	927	—	—	927
Prepaid expenses and other assets, net	53,388	14,460	410	68,258	49,512	9,409	(897)	58,024
Unsold Vacation Interests, net	276,717	72,750	(51,357)	298,110	263,493	74,635	(22,261)	315,867
Property and equipment, net	40,359	20,037	—	60,396	33,664	21,456	—	55,120
Assets held for sale	1,207	9,455	—	10,662	5,070	154	—	5,224
Intangible assets, net	109,183	120,082	—	229,265	30,914	81,584	—	112,498
Total assets	$1,298,302	$297,168	$(294,275)	$1,301,195	$793,351	$249,762	$(50,105)	$993,008

Liabilities and Stockholders' equity (deficit):
Accounts payable	$11,798	$2,831	$—	$14,629	$13,467	$2,252	$—	$15,719
Due to related parties, net	15,750	263,377	(234,483)	44,644	42,632	57,179	(35,607)	64,204
Accrued liabilities	106,570	10,993	(128)	117,435	91,511	16,004	(1,064)	106,451
Income taxes payable	1,069	—	—	1,069	701	—	—	701
Deferred income taxes	27,715	11,395	(16,706)	22,404	—	—	—	—
Deferred revenues	103,745	7,147	—	110,892	92,490	1,343	—	93,833
Senior Secured Notes, net of unamortized original issue discount of $6,548, $0, $0, $6,548, $8,509, $0, $0, and $8,509, respectively	367,892	—	—	367,892	416,491	—	—	416,491
Securitization notes and Funding Facilities, net of unamortized original issue discount for $226, $0, $0, $226, $753, $0, $0, $753, respectively	386,501	4,766	—	391,267	209,450	46,852	—	256,302
Revolving credit facility	—	—	—	—	—	—	—	—
Derivative liabilities	—	—	—	—	—	—	—	—
Notes payable	3,302	19,848	—	23,150	3,238	134,668	—	137,906
Total liabilities	1,024,342	320,357	(251,317)	1,093,382	869,980	258,298	(36,671)	1,091,607

Stockholders' equity (deficit):
Common stock $0.01 par value; authorized - 250,000,000 shares; issued and outstanding - 75,458,402, 0, 0 and 75,458,402, 54,057,867, 0, 0 and 54,057,867 shares	755	—	—	755	541	—	—	541
Additional paid-in capital	463,194	9,675	(9,675)	463,194	155,027	9,675	(9,675)	155,027
Accumulated deficit	(173,722)	(32,416)	(33,821)	(239,959)	(215,433)	(17,563)	(4,438)	(237,434)
Accumulated other comprehensive (loss) income	(16,267)	(448)	538	(16,177)	(16,764)	(648)	679	(16,733)
Total stockholders' equity (deficit)	273,960	(23,189)	(42,958)	207,813	(76,629)	(8,536)	(13,434)	(98,599)
Total liabilities and stockholders' equity (deficit)	$1,298,302	$297,168	$(294,275)	$1,301,195	$793,351	$249,762	$(50,105)	$993,008

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Quarters Ended December 31, 2013 and 2012
(In thousands)
(Unaudited)

	Quarter Ended December 31, 2013				Quarter Ended December 31, 2012
	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Operating Activities:
Net income (loss)	$10,277	$635	$(7,339)	$3,573	$2,820	$(9,096)	$(5,472)	$(11,748)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Provision (benefit) for uncollectible Vacation Interest sales revenue	14,307	632	—	14,939	9,807	(443)	—	9,364
Amortization of capitalized financing costs and original issue discounts	1,433	39	—	1,472	1,463	88	—	1,551
Amortization of capitalized loan origination costs and net portfolio discounts (premiums)	1,576	71	—	1,647	835	(69)	—	766
Depreciation and amortization	4,088	4,185	—	8,273	2,438	3,040	—	5,478
Stock-based compensation	2,038	—	—	2,038	3,321	—	—	3,321
Loss on extinguishment of debt	2,221	—	—	2,221	—	—	—	—
Impairments and other write-offs	308	—	—	308	619	—	—	619
(Gain) loss on disposal of assets	(309)	—	—	(309)	(418)	31	—	(387)
(Gain) adjustment on bargain purchase from business combinations	—	(153)	—	(153)	—	2,024	—	2,024
Deferred income taxes	10,923	11,280	(10,899)	11,304	—	602	—	602
(Gain) loss on foreign currency exchange	(14)	44	—	30	142	69	—	211
(Gain) on mortgage repurchase	—	(40)	—	(40)	(1)	—	—	(1)
Unrealized gain on derivative instruments	(657)	—	—	(657)	—	—	—	—
Unrealized loss on post-retirement benefit plan	113	—	—	113	—	—	—	—
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	(45,106)	742	(1)	(44,365)	(25,834)	5,145	—	(20,689)
Due from related parties, net	(11,960)	(9,420)	19,859	(1,521)	(26,323)	(495)	10,388	(16,430)
Other receivables, net	(22,865)	1,027	—	(21,838)	(22,230)	1,094	—	(21,136)
Prepaid expenses and other assets, net	19,512	3,448	(1,168)	21,792	13,250	1,192	(65)	14,377
Unsold Vacation Interests, net	817	(3,431)	7,339	4,725	2,318	1,611	6,320	10,249
Accounts payable	(449)	(3,565)	—	(4,014)	371	(3,185)	—	(2,814)
Due to related parties, net	(29,027)	10,126	(19,706)	(38,607)	(13,363)	(1,176)	(11,236)	(25,775)
Accrued liabilities	20,091	(3,395)	1,016	17,712	20,706	(1,026)	65	19,745
Income taxes payable	(34)	(10,899)	10,899	(34)	(1,186)	—	—	(1,186)
Deferred revenues	20,954	804	—	21,758	31,433	(313)	—	31,120
Net cash (used in) provided by operating activities	(1,763)	2,130	—	367	168	(907)	—	(739)

Investing activities:
Property and equipment capital expenditures	(2,471)	59	—	(2,412)	(2,989)	(73)	—	(3,062)
Cash acquired in connection with the Island One Acquisition	(156)	—	—	(156)	—	—	—	—
Purchase of assets in connection with the Pacific Monarch and Post Net of : $0, $0, $0, $0, $0, $0, $0, and $0, respectively cash acquired	—	341	—	341	—	—	—	—
Purchase of assets in connection with the Aegean Blue Acquisition, net of cash acquired of $0, $0, $0, $0, $0, $2,072, $0, and $2,072, respectively	—	—	—	—	—	(4,471)	—	(4,471)
Proceeds from sale of assets	1,001	—	—	1,001	606	—	—	606
Net cash (used in) provided by investing activities	$(1,626)	$400	$—	$(1,226)	$(2,383)	$(4,544)	$—	$(6,927)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF CASH FLOWS—Continued
For the Quarters Ended December 31, 2013 and 2012
(Unaudited)
(In thousands)

	Quarter Ended December 31, 2013				Quarter Ended December 31, 2012
	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Financing activities:
Changes in cash in escrow and restricted cash	$(31,904)	$849	$—	$(31,055)	$(2,854)	$1,226	$—	$(1,628)
Proceeds from issuance of securitization notes and Funding Facilities	286,804	—	—	286,804	35,357	1,586	—	36,943
Proceeds from issuance of notes payable	—	1,475	—	1,475	—	15,403	—	15,403
Payments on revolving credit facility	(15,000)	—	—	(15,000)	—	—	—	—
Payments on securitization notes and Funding Facilities	(224,956)	(932)	—	(225,888)	(28,433)	(3,973)	—	(32,406)
Payments on senior secured notes	—	—	—	—	—	—	—	—
Payments on notes payable	(3,704)	(1,686)	—	(5,390)	(2,837)	(5,085)	—	(7,922)
Payments of debt issuance costs	(3,833)	—	—	(3,833)	(89)	100	—	11
Proceeds from issuance of Common Stock, net of related costs	(373)	—	—	(373)	—	—	—	—
Payments of costs related to issuance of common and preferred units	—	—	—	—	35	—	—	35
Net cash provided by (used in) financing activities	7,034	(294)	—	6,740	1,179	9,257	—	10,436

Net increase (decrease) in cash and cash equivalents	3,645	2,236	—	5,881	(1,036)	3,806	—	2,770
Effect of changes in exchange rates on cash and cash equivalents	165	22	—	187	201	(157)	—	44
Cash and cash equivalents, beginning of period	22,868	7,008	—	29,876	17,798	449	—	18,247
Cash and cash equivalents, end of period	$26,678	$9,266	$—	$35,944	$16,963	$4,098	$—	$21,061

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$3,935	$1,191	$—	$5,126	$3,209	$5,059	$—	$8,268
Cash paid for taxes, net of cash tax refunds (cash tax refunds, net of cash paid for taxes)	$1,242	$87	$—	$1,329	$(432)	$56	$—	$(376)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF CASH FLOWS—Continued
For the Quarters Ended December 31, 2013 and 2012
(Unaudited)
(In thousands)

	Quarter Ended December 31, 2013				Quarter Ended December 31, 2012
	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through issuance of notes payable	$3,658	$—	$—	$3,658	$2,931	$—	$—	$2,931
Assets held for sale reclassified to unsold vacation interests	$3,995	$—	$—	$3,995	$—	$—	$—	$—
Unsold Vacation Interests, net reclassified to assets held for sale	$—	$3,600	$—	$3,600	$1,784	$—	$—	$1,784
Other receivables reclassified to assets held for sale	$—	$—	$—	$—	$54	$—	$—	$54
Management contracts reclassified to assets held for sale	$—	$—	$—	$—	$205	$—	$—	$205

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2013 and 2012
(In thousands)
(Unaudited)

	Year Ended December 31, 2013				Year Ended December 31, 2012
	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Operating Activities:
Net income (loss)	$41,623	$(15,053)	$(29,095)	$(2,525)	$24,119	$8,582	$(19,058)	$13,643
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Provision (benefit) for uncollectible Vacation Interest sales revenue	43,237	1,433	—	44,670	27,080	(1,623)	—	25,457
Amortization of capitalized financing costs and original issue discounts	6,293	786	—	7,079	5,626	667	—	6,293
Amortization of capitalized loan origination costs and net portfolio discounts (premiums)	5,391	564	—	5,955	3,117	(775)	—	2,342
Depreciation and amortization	13,286	14,899	—	28,185	9,231	9,626	—	18,857
Stock-based compensation	40,533	—	—	40,533	3,321	—	—	3,321
Loss on extinguishment of debt	10,664	4,940	—	15,604	—	—	—	—
Impairments and other write-offs	387	1,200	—	1,587	1,009	—	—	1,009
(Gain) loss on disposal of assets	(983)	1	—	(982)	(636)	31	—	(605)
Gain on bargain purchase from business combinations	—	(2,879)	—	(2,879)	—	(20,610)	—	(20,610)
Deferred income taxes	10,312	9,658	(16,706)	3,264	—	(13,010)	—	(13,010)
Loss on foreign currency exchange	124	121	—	245	44	69	—	113
Loss (gain) on mortgage repurchase	7	(118)	—	(111)	(27)	—	—	(27)
Unrealized loss on post-retirement benefit plan	887	—	—	887	—	—	—	—
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	(156,681)	27,852	(5)	(128,834)	(68,662)	16,948	(2)	(51,716)
Due from related parties, net	(203,169)	(7,595)	199,680	(11,084)	(17,098)	(147)	19,123	1,878
Other receivables, net	(8,881)	2,973	—	(5,908)	(7,447)	(328)	19	(7,756)
Prepaid expenses and other assets, net	3,064	(8,525)	(1,060)	(6,521)	(7,039)	2,830	(86)	(4,295)
Unsold Vacation Interests, net	(8,412)	(8,589)	29,096	12,095	(36,948)	(6,134)	19,057	(24,025)
Accounts payable	(6,488)	57	—	(6,431)	1,641	(2,143)	—	(502)
Due to related parties, net	(27,848)	206,754	(199,680)	(20,774)	27,716	14,437	(19,132)	23,021
Accrued liabilities	5,828	(2,260)	1,064	4,632	22,221	9,886	79	32,186
Income taxes payable	1,260	(16,706)	16,706	1,260	(3,232)	—	—	(3,232)
Deferred revenues	8,849	5,794	—	14,643	21,294	964	—	22,258
Net cash (used in) provided by operating activities	(220,717)	215,307	—	(5,410)	5,330	19,270	—	24,600

Investing activities:
Property and equipment capital expenditures	(14,654)	(550)	—	(15,204)	(13,994)	(341)	—	(14,335)
Cash acquired in connection with the Island One Acquisition	569	—	—	569	—	—	—	—
Purchase of assets in connection with the Pacific Monarch and Post Net of : $0, $0, $0, $0, $0, $0, $0, and $0, respectively cash acquired	—	(47,417)	—	(47,417)	—	(51,635)	—	(51,635)
Purchase of assets in connection with the Aegean Blue Acquisition, net of cash acquired of $0, $0, $0, $0, $0, $2,072, $0, and $2,072, respectively	—	—	—	—	—	(4,471)	—	(4,471)
Proceeds from sale of assets	4,127	—	—	4,127	1,103	—	—	1,103
Net cash used in investing activities	$(9,958)	$(47,967)	$—	$(57,925)	$(12,891)	$(56,447)	$—	$(69,338)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF CASH FLOWS—Continued
For the Years Ended December 31, 2013 and 2012
(Unaudited)
(In thousands)

	Year Ended December 31, 2013				Year Ended December 31, 2012
	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
Financing activities:
Changes in cash in escrow and restricted cash	$(48,400)	$(325)	$—	$(48,725)	$(7,375)	$994	$—	$(6,381)
Proceeds from issuance of revolving credit facility	15,000	—	—	15,000	—	—	—	—
Proceeds from issuance of securitization notes and Funding Facilities	551,964	713	—	552,677	116,354	3,453	—	119,807
Proceeds from issuance of notes payable	—	5,357	—	5,357	1,124	79,541	—	80,665
Payments on revolving credit facility	(15,000)	—	—	(15,000)	—	—	—	—
Payments on securitization notes and Funding Facilities	(384,673)	(42,799)	—	(427,472)	(95,370)	(19,331)	—	(114,701)
Payments on senior secured notes	(50,560)	—	—	(50,560)	—	—	—	—
Payments on notes payable	(12,113)	(125,109)	—	(137,222)	(10,263)	(21,004)	—	(31,267)
Payments of debt issuance costs	(9,980)	(16)	—	(9,996)	(113)	(2,470)	—	(2,583)
Proceeds from issuance of Common Stock, net of related costs	204,332	—	—	204,332	—	—	—	—
Repurchase of remaining outstanding warrants	(10,346)	—	—	(10,346)	—	—	—	—
Net cash provided by (used in) financing activities	240,224	(162,179)	—	78,045	4,357	41,183	—	45,540

Net increase (decrease) in cash and cash equivalents	9,549	5,161	—	14,710	(3,204)	4,006	—	802
Effect of changes in exchange rates on cash and cash equivalents	166	7	—	173	519	(157)	—	362
Cash and cash equivalents, beginning of period	16,963	4,098	—	21,061	19,648	249	—	19,897
Cash and cash equivalents, end of period	$26,678	$9,266	$—	$35,944	$16,963	$4,098	$—	$21,061

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$59,440	$20,113	$—	$79,553	$64,276	$16,091	$—	$80,367
Cash paid for taxes, net of cash tax refunds	$1,104	$237	$—	$1,341	$1,960	$—	$—	$1,960

Purchase of assets from Island One, PMR Service Cos (2013) and PMR (2012):
Fair value of assets acquired based on valuation reports	$81,281	$52,554	$—	$133,835	$—	$103,780	$—	$103,780
Gain on bargain purchase recognized	—	(2,879)	—	(2,879)	—	(20,741)	—	(20,741)
Goodwill acquired	30,632	—	—	30,632	—	—	—	—
Cash paid	569	(47,417)	—	(46,848)	—	(56,106)	—	(56,106)
DRII common stock issued	(73,307)	—	—	(73,307)	—	—	—	—
Deferred tax liability	(17,403)	(1,737)	—	(19,140)	—	(13,010)	—	(13,010)
Liabilities assumed	$21,772	$521	$—	$22,293	$—	$13,923	$—	$13,923

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF CASH FLOWS—Continued
For the Years Ended December 31, 2013 and 2012
(Unaudited)
(In thousands)

	Year Ended December 31, 2013				Year Ended December 31, 2012
	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total	Diamond and Restricted Subsidiaries	Unrestricted Subsidiaries	Elimination	Total
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through issuance of notes payable	$11,480	$—	$—	$11,480	$10,504	$—	$—	$10,504
Unsold Vacation Interests, net reclassified to assets held for sale	$469	$9,301	$—	$9,770	$431	$—	$—	$431
Other receivables reclassified to assets held for sale	$—	$—	$—	$—	$54	$—	$—	$54
Management contracts reclassified to assets held for sale	$—	$—	$—	$—	$13	$—	$—	$13